Exhibit 5.1

Akerman LLP 201 East Las Olas Boulevard Suite 1800 Fort Lauderdale, FL 33301 T: 954 463 2700 F: 954 463 2224

December 8, 2023

Catalyst Pharmaceuticals, Inc.

355 Alhambra Circle

Suite 801

Coral Gables, Florida 33134

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Catalyst Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with that certain Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the issuance of up to 10,500,000 shares of common stock, par value $0.001 per share (the “Shares”) issuable under the Company’s 2018 Stock Incentive Plan (the “Plan”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the certificate of incorporation and bylaws of the Company, as amended to date, (ii) records of the corporate proceedings of the Company related to the Plan, (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Catalyst Pharmaceuticals, Inc.

December 8, 2023

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, (i) the Shares have been duly authorized, and (ii) when the Shares have been issued in accordance with the Terms of the Plan, such Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

This opinion letter speaks only as of the date hereof. We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion or if we become aware after the date of this opinion letter of any facts, whether existing before or first arising after the date hereof, that might change the opinion expressed above.

This opinion letter is being furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. Notwithstanding the foregoing, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Akerman LLP

AKERMAN LLP